SCHEDULE 14A INFORMATION

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

AMERICAN VANGUARD CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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AMERICAN VANGUARD CORPORATION

4695 MacArthur Court, Suite 1250

Newport Beach, California 92660

May 12, 2006

Dear Stockholder:

It is our pleasure to invite you to American Vanguard Corporation’s Annual Meeting of Stockholders in Newport Beach, California on June 8, 2006. In the following pages you will find information about the meeting plus a Proxy Statement.

If you cannot be with us in person, please be sure to vote your shares by proxy. Just mark, sign and date the enclosed proxy card and return it in the postage-paid envelope.

We are grateful for your continuing interest in American Vanguard. In person or by proxy, your vote is important. Thank you.

Sincerely,

AMERICAN VANGUARD CORPORATION

Eric G. Wintemute
President and Chief Executive Officer

AMERICAN VANGUARD CORPORATION

4695 MacArthur Blvd., Suite 1250

Newport Beach, CA 92660

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 8, 2006

To the Stockholders of American Vanguard Corporation:

The Annual Meeting of the Stockholders (the “Annual Meeting”) of American Vanguard Corporation, a Delaware corporation, will be held at the Fairmont Newport Beach, 4500 MacArthur Boulevard, Newport Beach, California, on Thursday, June 8, 2006. The meeting will begin promptly at 11:00 a.m. local time. Matters to be voted on at the meeting are:

1.	Elect seven directors until their successors are elected and qualified;

2.	Ratify the appointment of BDO Seidman, LLP as independent accountants for the year ending December 31, 2006;

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on May 5, 2006 are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. A copy of the Company’s Annual Report, including financial statements for the year ended December 31, 2005, is enclosed with this Notice.

It is important that your shares be represented whether or not you plan to attend the Annual Meeting. Please sign, date, and return the enclosed proxy in the enclosed postage-paid return envelope. All shares represented by the enclosed proxy, if the proxy is properly executed and returned, will be voted as you direct. If you attend the meeting, you may withdraw your proxy at that time and vote your shares in person.

By Order of the Board of Directors

James A. Barry
Senior Vice President, Chief Financial Officer, Treasurer and Secretary

Newport Beach, California

May 12, 2006

AMERICAN VANGUARD CORPORATION

4695 MacArthur Court

Newport Beach, CA 92660

PROXY STATEMENT

Annual Meeting of Stockholders to be held June 8, 2006

Proxy Solicitation by the Board of Directors

GENERAL

This statement is furnished in connection with the Annual Meeting of Stockholders of American Vanguard Corporation (the “Company”) to be held at the Fairmont Newport Beach, 4500 MacArthur Boulevard, Newport Beach, California, at 11:00 a.m. local time on June 8, 2006. Stockholders of record at the close of business on May 5, 2006 will be entitled to vote at the meeting.

Proxies are being solicited by the Board of Directors of the Company (the “Board”). The Company will bear all costs of the solicitation. The Company does not intend to solicit proxies otherwise than by use of the mail, but certain officers and other employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone, telecommunication, or other similar means to obtain proxies. If the enclosed proxy is executed and returned, the shares represented by the proxy will be voted as specified therein. If a proxy is signed and returned without specifying choices, the shares will be voted “FOR” the election of each nominee for director as set forth in this Proxy Statement, “FOR” the proposal to ratify the appointment of BDO Seidman, LLP as independent accountants for 2006, and in the Board’s discretion as to other matters that may properly come before the Annual Meeting.

Any stockholder has the power to revoke his or her proxy at any time prior to the voting thereof at the Annual Meeting by (i) filing with the Company’s Secretary written revocation of his or her proxy, (ii) giving a duly executed proxy bearing a later date, or (iii) voting in person at the Annual Meeting. Attendance by a stockholder at the Annual Meeting will not in itself revoke his or her proxy. This Proxy Statement is being mailed to stockholders on or about May 12, 2006.

SECURITIES ENTITLED TO VOTE

The Board has fixed the close of business on May 5, 2006, as the record date for the purpose of determining the stockholders entitled to notice of and to vote at the Annual Meeting. The Company has only two authorized classes of shares, Preferred Stock and Common Stock, each with a par value of $0.10 per share. There are 400,000 shares of Preferred Stock authorized, none of which have been issued. There are 40,000,000 shares of Common Stock authorized, of which 25,990,370 are outstanding as of May 12, 2006. Each stockholder will be entitled to one vote, in person or by proxy, for each share standing in his or her name on the Company’s books as of the record date.

QUORUM

In order for business to be conducted, a quorum must be represented at the Annual Meeting. A quorum is a majority of the shares entitled to vote at the Annual Meeting. Shares represented by proxies in which authority to vote for any matter is considered “withheld”, proxies which are marked “abstain” or proxies as to which there is a “broker non-vote” will be counted as shares present for purposes of determining the presence of a quorum. Broker non-votes occur when nominees (such as brokers holding shares on behalf of beneficial owners) do not receive voting instructions from the beneficial owners and do not have discretionary authority to vote.

VOTE REQUIRED

The seven directors to be elected by the holders of Common Stock shall be the seven candidates receiving the highest number of votes cast by holders of Common Stock. Cumulative voting is not permitted. Only votes cast for a nominee will be counted. Abstentions or directions to withhold votes will result in those nominees receiving fewer votes, but will not count as a vote against the nominees.

The proposal to ratify the appointment of BDO Seidman, LLP as independent accountants and all other proposals duly presented for consideration at the Annual Meeting require the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote. Abstentions and broker non-votes will be treated as shares present and entitled to vote and therefore have the effect of votes against such proposal.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Directors of the Company is elected annually. The Certificate of Incorporation and Bylaws, as each have been previously amended and restated, of the Company currently provide that the number of directors of the Board shall not be more than nine nor less than three. The Board has determined by resolution that it shall consist of seven members. Seven directors are to be elected at the Annual Meeting and will hold office from the time of the election until the next Annual Meeting and until their respective successors are duly elected and qualified, or until their earlier resignation or removal.

The following sets forth the names and certain information with respect to the persons nominated for election as directors, all of whom have had the same principal occupation for more than the past five years, except as otherwise noted. All such nominees have consented to serve, and all nominees are now directors, and were elected by the stockholders at the 2005 Annual Meeting of Stockholders (except where noted).

NOMINEES FOR ELECTION AS DIRECTORS

Herbert A. Kraft has served as Co-Chairman of the Board since July 1994. Mr. Kraft served as Chairman of the Board and Chief Executive Officer from 1969 to July 1994. Age 82.

Glenn A. Wintemute has served as Co-Chairman of the Board since July 1994. Mr. Wintemute served as President of the Company and all operating subsidiaries from 1984 to July 1994 and was elected a director in 1971. He served as President of Amvac Chemical Corporation (“AMVAC”) from 1963 to July 1994. He is also the father of Eric G. Wintemute, the Company’s President and Chief Executive Officer. He is also the father of Eric G. Wintemute, the Company’s President and Chief Executive Officer. Age 81.

Eric G. Wintemute has served as a director of the Company since 1994. Mr. Wintemute has also served as President and Chief Executive Officer since July 1994. He was appointed Executive Vice President and Chief Operating Officer of the Company in January 1994. He is also the son of Glenn A. Wintemute, the Company’s Co-Chairman. Age 50.

Lawrence S. Clark was appointed by the Board as a director in February 2006. Mr. Clark is the Chief Operating Officer and CFO for Legendary Pictures, a motion picture production company that develops, co-produces and co-finances major motion pictures in partnership with Warner Bros. From 2000 to 2003, Mr. Clark was the Chief Financial Officer of Creative Artists Agency, a leading entertainment talent, literary and marketing agency. From 1997 to 2000, he served as Senior Vice President, Corporate Development for Sony Pictures Entertainment. Mr. Clark was Director—International for The Carlyle Group, a private equity firm, from 1995 to 1997. In 1992, he co-founded Global Film Equity Corp., which provided strategic, business advisory and capital raising services to media companies. From 1989 to 1992, Mr. Clark was Vice President, Corporate Finance at Salomon Brothers, Inc. Prior to that, he was a Corporate Finance Associate at Goldman Sachs & Co. from 1987 to 1989. Age 47.

John B. Miles has served as a director of the Company since 1999. Mr. Miles is a Partner with the law firm McDermott Will & Emery LLP and has held the position of partner since 1987. (McDermott Will & Emery provides legal services to the Company.) Prior to 1987, Mr. Miles was a partner with Kadison Pfaelzer Woodward Quinn & Rossi. Mr. Miles has previously served on boards of directors for public and private corporations. Age 62.

Carl R. Soderlind has served as a director of the Company since 2000. Mr. Soderlind served as Chairman and Chief Executive Officer of Golden Bear Oil Specialties, a producer of niche specialty oil and chemical products used in a variety of industrial applications from 1997 through 2001. From 1961 to 1996 he served in various capacities of Witco Corporation, with the most recent position being Senior Executive Vice President and member of the Management Committee. Age 72.

Irving J. Thau has served as a director of the Company since 2003. From 1962 to 1995, he held various positions with Ernst & Young LLP, where his primary responsibilities were directing and providing accounting, auditing, and business advisory services to publicly held and privately owned organizations. He was admitted to partnership in 1974, and most recently served as Ernst & Young’s West Region Director of Financial Advisory Services. In 1995, Mr. Thau founded Thau and Associates, Inc., a financial consulting company of which he currently serves as President. Mr. Thau is also a director and Chairman of the Audit Committee of American Home Mortgage Investment Corp. Age 66.

REQUIRED VOTE AND RECOMMENDATION

The seven directors to be elected by the holders of Common Stock shall be the seven candidates receiving the highest number of votes cast by holders of Common Stock.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES IDENTIFIED ABOVE.

CORPORATE GOVERNANCE OF THE COMPANY

Strong corporate governance is an integral part of the Company’s core values, supporting the Company’s sustainable growth mission. The Company is committed to having sound corporate governance principles and practices. Please visit the Company’s website at www.american-vanguard.com for the Company’s current Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter, the Code of Ethics and Conduct and the Employee Complaint Procedures for Accounting and Auditing Matters, and Corporate Governance Guidelines, which are all available in print to any stockholder upon request.

THE INDEPENDENCE OF DIRECTORS

It is the expectation and practice of the Board that, in their roles as members of the Board, all members will exercise their independent judgment diligently and in good faith and in the best interests of the Company and its stockholders as a whole, notwithstanding any member’s other activities or affiliations.

The Board currently consists of seven members. The Board has determined that Messrs. Irving J. Thau, Carl R. Soderlind, John B. Miles, Herbert A. Kraft and Lawrence S. Clark, who constitute a majority of the Board, are “independent” in accordance with the applicable rules and listing standards currently prescribed by the New York Stock Exchange for general service on the Board. The Board’s determination concerning independence was based on information provided by the Company’s directors and discussions among the Company’s directors. The Board will re-examine the independence of each of its members at least once per year and more frequently during the year if there is any change in a member’s material relationship with the company that would interfere with the member’s exercise of independent judgment.

MEETINGS OF THE BOARD

The Board met six times during the year ended December 31, 2005.

COMMITTEES OF THE BOARD

Audit Committee

The Audit Committee is currently composed of Messrs. Irving J. Thau (Chairperson), Carl R. Soderlind and Lawrence S. Clark, who are all non-employee directors and are financially literate. The Board has determined that all members of the Audit Committee are independent directors under the applicable rules and regulations currently prescribed by the Securities Exchange Commission (“SEC”) and the applicable rules and listing standards currently prescribed by the New York Stock Exchange, and that each of Irving J. Thau and Lawrence S. Clark are “audit committee financial experts” within the meaning of applicable SEC rules and regulations. The Audit Committee held seven meetings during the year ended December 31, 2005.

The responsibilities of the Audit Committee are set forth in the current Audit Committee Charter, which is available on the Company’s website (www.american-vanguard.com), and include:

•	Employs the independent auditors, subject to stockholder ratification, to audit the Company’s consolidated financial statements.

•	Pre-approves all services performed by the independent auditors.

•	Provides oversight on the external reporting process and the adequacy of the Company’s internal controls.

•	Reviews the scope of the audit activities of the independent auditors and appraises audit efforts.

•	Reviews services provided by the independent auditors and other disclosed relationships as they bear on the independence of the independent auditors.

•	Establishes procedures for the receipt, retention and resolution of complaints, if any, regarding accounting, internal controls or auditing matters.

Please also see the Audit Committee Report contained in this Proxy Statement.

Compensation Committee

The Compensation Committee is currently composed of Messrs. Carl R. Soderlind (Chairperson), John B. Miles and Lawrence S. Clark. The Board has determined that all members of the Compensation Committee are independent directors under the applicable rules and listing standards currently prescribed by the New York Stock Exchange. The Board has also determined that at least two members of the Compensation Committee, who will administer the Company’s compensation plan(s), are “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are “outside directors” under Section 162(m) of the Internal Revenue Code of 1986. The Compensation Committee held three meetings during the year ended December 31, 2005.

The responsibilities of the Compensation Committee are set forth in the current Compensation Committee Charter, which is available on the Company’s website (www.american-vanguard.com), and include:

•	Establishes executive compensation policy consistent with corporate objectives and stockholder interest.

•	Oversees process for evaluating CEO performance against Board-approved goals and objectives and recommends to the Board compensation for the CEO.

•	Administers grants under the Company’s compensation plan(s).

Please also see the Compensation Committee Report contained in this Proxy Statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is composed of Messrs. John B. Miles (Chairperson), Carl R. Soderlind and Irving J. Thau. The Board has determined that all members of the Nominating and Corporate Governance Committee are independent directors under the applicable rules and listing standards currently prescribed by the New York Stock Exchange. The Corporate Governance Committee held three meetings during the year ended December 31, 2005.

The responsibilities of the Nominating and Corporate Governance Committee are set forth in the current Nominating and Corporate Governance Committee Charter, which is available on the Company’s website (www.american-vanguard.com), and include:

•	Recommends to the Board nominees for election to the Board of Directors.

•	Reviews principles, policies and procedures affecting directors and the Board’s operation and effectiveness.

•	Oversees evaluation of the Board and its effectiveness.

DIRECTORS’ FEES AND OTHER ARRANGEMENTS

The Company has the following compensatory arrangements with the non-employee members of its Board of Directors:

Cash Compensation:

Effective as of January 1, 2005, each non-employee director of the Board of Directors is entitled to receive cash compensation for his or her services on the Board of Directors as follows:

•	Quarterly retainer fee of $5,000 for services on the Board of Directors.

•	Quarterly retainer fee of $2,500 for service as chairperson of the Audit Committee.

•	Quarterly retainer fee of $1,250 for service as chairperson of the Compensation Committee or the Nominating and Corporate Governance Committee.

•	Attendance fee of $2,500 per meeting of the Board of Directors.

•	Attendance fee of $1,000 per meeting of the committees of the Board of Directors, except that the Audit Committee chairperson will receive an attendance fee of $1,500 per Audit Committee meeting.

•	Per diem fee of $2,000 for special assignments as determined from time to time by the Board of Directors.

Stock Awards:

In accordance with the terms and conditions of the Company’s Amended and Restated 1994 Stock Incentive Plan, as amended through May 12, 2005 (the “Plan”), each non-employee director of the Board of Directors is entitled to receive awards of Restricted Stock or Restricted Stock Units (as each term is defined in the Plan) of the Company’s Common Stock, par value $.10 (“Common Stock”), as follows:

•	In connection with each non-employee director’s election or re-election to the Board of Directors, such director is entitled to receive an award that equals $50,000 (the “Stock Award”).

•	If a person is appointed to the Board of Directors for any partial year (for example, due to a vacancy on the Board of Directors), such director will receive a pro rata portion of the Stock Award as determined by the Compensation Committee or the Board of Directors.

•	Each Stock Award will be calculated based on the closing price of the Common Stock, as reported on the American Stock Exchange or other national exchange on which the Common Stock is traded. No fractional share of any Stock Award will be issued; the value of such fractional share will be paid in cash.

•	Each Stock Award will vest immediately in full upon grant.

The Company has entered into written indemnification agreements with each of its directors. The agreement is effective as of the first day of such person’s service as a director. The agreement provides for contractual indemnification obligations by the Company to the extent permitted by applicable law and the advancement of expenses in connection therewith. The agreement also provides that any legal action against a director must be brought within two years from the date of the accrual of such action or such shorter period as provided by law.

See “Description of Compensatory Arrangements Applicable to Non-Employee Directors for 2005” which was filed as Exhibit 10.1 to the Company’s Form 8-K which was filed with the Securities and Exchange Commission on June 15, 2005.

REPORT OF THE AUDIT COMMITTEE

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter, include providing oversight to the Company’s financial reporting process through periodic meetings with the Company’s independent auditors and management to review accounting, auditing, internal controls and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including senior financial management, and its independent auditors.

We have reviewed and discussed with senior management the Company’s audited financial statements included in the 2005 Annual Report to Stockholders. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with generally accepted accounting principles.

We have discussed with BDO Seidman, LLP, the Company’s independent auditors, the matters required to be discussed by SAS 61 (Communications with Audit Committee). SAS 61 requires our independent auditors to provide us with additional information regarding the scope and results of their audit of the Company’s financial statements, including with respect to (i) their responsibility under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.

We have received from BDO Seidman, LLP, a letter providing the disclosures required by Independence Standards Board Standard No. 1. (Independence Discussions with Audit Committees) with respect to any relationships between BDO Seidman, LLP and the Company that in their professional judgment may reasonably be thought to bear on independence. BDO Seidman, LLP has discussed its independence with us, and has confirmed in such letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

Based on the review and discussions described above with respect to the Company’s audited financial statements included in the Company’s 2005 Annual Report to Stockholders, we have recommended to the Board of Directors that such financial statements be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. That is the responsibility of management and the Company’s independent auditors. In addition, it is not the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors, or to assure compliance with laws and regulations and the Company’s Code of Conduct and Ethics. In giving our recommendation to the Board of Directors, we have relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and (ii) the report of the Company’s independent auditors with respect to such financial statements.

AUDIT COMMITTEE

Irving J. Thau, Chair

Carl R. Soderlind

Lawrence S. Clark

March 10, 2006

BENEFICIAL OWNERSHIP

To the knowledge of the Company, the ownership of the Company’s outstanding Common Stock as of May 5, 2006, by persons who are directors and nominees for directors, beneficial owners of 5% or more of the outstanding Common Stock, the executive officers of the Company named in the Summary Compensation Table and by all directors and officers as a group is set forth below. Unless otherwise indicated the Company believes that each of the persons set forth below has the sole power to vote and to dispose of the shares listed opposite his name.

Office (if any)	Name and Address Beneficial Owner	Amount and Nature of Beneficial Ownership(*)		Percent of Class
Co-Chairman	Herbert A. Kraft 4695 MacArthur Court Newport Beach, CA 92660	3,399,102	(1)	13.1%

Co-Chairman	Glenn A. Wintemute 4695 MacArthur Court Newport Beach, CA 92660	2,132,409	(2)	8.2%

	St. Denis J. Villere & Company 210 Baronne Street New Orleans, LA 70112 (**)	2,704,881		10.4%

	T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202 (**)	2,228,600		8.6%

Director, President & CEO	Eric G. Wintemute 4695 MacArthur Court Newport Beach, CA 92660	1,437,546	(3)	5.5%

Former Director (4)	Jay R. Harris 80 Pine Street New York, NY 10005	1,280,006	(4)	4.9%

	Goldsmith & Harris et. al. 80 Pine Street New York, NY 10005	939,525	(5)	3.6%

President (GEMCHEM)	Bob Gilbane 4695 MacArthur Court Newport Beach, CA 92660	409,062	(6)	1.6%

Senior Vice President (AMVAC)	Glen D. Johnson 4695 MacArthur Court Newport Beach, CA 92660	101,718	(7)	—	(14)

Senior Vice President (AMVAC)	Christopher K. Hildreth 4695 MacArthur Court Newport Beach, CA 92660	183,537	(8)	—	(14)

Sr.V.P.,CFO & Secretary/Treasurer	James A. Barry 4695 MacArthur Court Newport Beach, CA 92660	139,998	(9)	—	(14)

Director	Carl R. Soderlind 4695 MacArthur Court Newport Beach, CA 92660	92,705	(10)	—	(14)

Director	John B. Miles 4695 MacArthur Court Newport Beach, CA 92660	77,190	(11)	—	(14)

Office (if any)	Name and Address Beneficial Owner	Amount and Nature of Beneficial Ownership(*)		Percent of Class
Director	Irving J. Thau 4695 MacArthur Court Newport Beach, CA 92660	37,254	(12)	—	(14)

Director	Lawrence S. Clark 4695 MacArthur Court Newport Beach, CA 92660	4,445	(13)	—	(14)

Directors and Officers as a Group (15)		8,301,147		30.8%

(*)	Beneficial ownership figures are adjusted for stock splits and stock dividends distributed to date, including the 4 for 3 stock split distributed April 17, 2006.
(**)	Based on information reported to the SEC by or on behalf of such beneficial owner.
(1)	Mr. Kraft owns all of his shares with his spouse in a family trust where he and his spouse are co-trustees, except as to 13,834 shares held in an Individual Retirement Account. This figure includes 29,040 shares of Common Stock Mr. Kraft is entitled to acquire pursuant to stock options exercisable within sixty days of the filing of this Annual Report.
(2)	Mr. Wintemute owns all of his shares with his spouse in a family trust where he and his spouse are co-trustees. This figure includes 29,040 shares of Common Stock Mr. Glenn Wintemute is entitled to acquire pursuant to stock options exercisable within sixty days of the filing of this Annual Report.
(3)	This figure includes 360,000 shares of Common Stock Mr. Eric Wintemute is entitled to acquire pursuant to stock options exercisable within sixty days of the filing of this Annual Report. Mr. Wintemute shares voting and investment power with his spouse with respect to certain shares, including 139,360 shares of Common Stock owned by Mr. Wintemute’s minor children for whom Mr. Wintemute and his spouse are trustees or custodians and for which he disclaims beneficial ownership.
(4)	On February 1, 2006, Mr. Harris resigned as a director of the Company. He served as a director from 2000 to his resignation.
(5)	This figure does not include shares beneficially owned by Jay R. Harris. (See footnote 4.)
(6)	This figure includes 466 shares of Common Stock Mr. Gilbane is entitled to acquire pursuant to stock options exercisable within sixty days of the filing of this Annual Report.
(7)	This figure represents 24,186 shares of Common Stock Mr. Johnson is entitled to acquire pursuant to stock options exercisable within sixty days of the filing of this Annual Report.
(8)	This figure represents 180,000 shares of Common Stock Mr. Hildreth is entitled to acquire pursuant to stock options exercisable within sixty days of the filing of this Annual Report.
(9)	This figure includes 134,000 shares of Common Stock Mr. Barry is entitled to acquire pursuant to stock options exercisable within sixty days of the filing of this Annual Report.
(10)	This figure represents 9,680 shares of Common Stock Mr. Soderlind is entitled to acquire pursuant to stock options exercisable within sixty days of the filing of this Annual Report. Certain shares are held in a family trust where Mr. Soderlind and his spouse are co-trustees.
(11)	This figure includes 38,720 shares of Common Stock Mr. Miles is entitled to acquire pursuant to stock options exercisable within sixty days of the filing of this Annual Report. Certain shares are held in a family trust where Mr. Miles and his spouse are co-trustees and certain shares are held by Mr. Miles or his spouse in individual retirement accounts.
(12)	This figure represents 33,880 shares of Common Stock Mr. Thau is entitled to acquire pursuant to stock options exercisable within sixty days of the filing of this Annual Report.
(13)	This figure includes 533 shares of Common Stock owned by Mr. Clark’s minor children for whom Mr. Clark and his spouse are trustees or custodians and for which he disclaims beneficial ownership. On February 6, 2006, the Board of Directors of the Company appointed Mr. Clark to serve as a member of the Board, filling the vacancy created through the departure of Mr. Jay R. Harris.
(14)	Under 1% of class.
(15)	Total of 16.

EQUITY COMPENSATION PLAN INFORMATION (1)(2)

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,240,261	$5.71	2,066,928
Equity compensation plans not approved by security holders	—		—

Total	2,240,261		2,066,928

(1)	All figures have been adjusted for the 4 for 3 stock split distributed on April 17, 2006.
(2)	As of December 31, 2005. Does not include the American Vanguard Corporation Employee Stock Purchase Plan (approved by security holders in June 2001). Under this plan an aggregate of 1,760,000 shares of Common Stock (as adjusted for stock splits) may be sold to eligible employees pursuant to the plan. The purchase price shall be equal to 85% of the fair market value of the Company’s Common Stock on the first day of the enrollment period or on the last day of the enrollment period, whichever is lower. There were 1,523,000 shares available for issuance under the Plan as of December 31, 2005.

SECTION 16(A) REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors, and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC.

Based solely on the Company’s review of the copies of such forms received by the Company, or representations obtained from certain reporting persons, the Company believes that during the year ended December 31, 2005 all Section 16(a) filing requirements applicable to its executive officers, directors, and greater than ten percent beneficial stockholders were complied with.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers of the Company

The following persons are the current Executive Officers of the Company:

Name of Officer	Age	Capacity
Eric G. Wintemute	50	Director, President and Chief Executive Officer
James A. Barry	55	Senior Vice President, Chief Financial Officer & Secretary/Treasurer
Glen D. Johnson	51	Senior Vice President of AMVAC Chemical Corporation
Christopher K. Hildreth	54	Senior Vice President of AMVAC Chemical Corporation
Robert F. Gilbane	56	President of GemChem, Inc.

Information concerning Eric G. Wintemute is contained above under the caption “Nominees for Election as Directors.”

James A. Barry has served as Senior Vice President and Secretary since 1998. He has served as Treasurer since 1994 and as Chief Financial Officer of the Company and all operating subsidiaries since 1987. He also served as Vice President from 1990 through 1997 and as Assistant Secretary from 1990 to 1997. From 1990 to 1993, he also served as Assistant Treasurer. Mr. Barry also served as a director of the Company from 1994 through June 2004.

Glen D. Johnson has served as Senior Vice President and Director of Business Development of AMVAC since February 1999. Mr. Johnson was previously the North American Senior Marketing Manager for Contract Sales at Zeneca Ag Products. Prior to joining AMVAC, Mr. Johnson had over 20 years of experience in sales and marketing, acquisition and licensing, market development, and field research and development with three multinational agrochemical companies.

Christopher K. Hildreth has served as Senior Vice President and Director of Sales of AMVAC since February 2003. From 1980 to 1988, Mr. Hildreth held sales management positions at Pfizer Crop Protection. From 1988 to 1993, when United Agri Product (“UAP”) acquired Pfizer Crop Protection, Mr. Hildreth held sales management positions. From 1993 to 2001, he served as General Manager of UAP Canada. From 2001 to 2002, Mr. Hildreth held various executive positions at UAP, including Executive Vice President—International, President & General Manager—Distribution, and President—Products Company.

Robert F. Gilbane has served as President of GemChem since June 1999. He served as Executive Vice President from January 1994 (when the Company acquired GemChem) to June 1999. He co-founded GemChem in 1991 with Eric G. Wintemute.

The following table sets forth the aggregate cash and other compensation for services rendered for the years ended December 31, 2005, 2004 and 2003 paid or awarded by the Company and its subsidiaries to the its Chief Executive Officer and certain highly compensated executive officers of the Corporation, whose aggregate remuneration exceeded $100,000 (the “named executive officers”).

Summary Compensation Table

						Long-Term Compensation
		Annual Compensation (1)				Awards		Payouts
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)		Restricted Stock Award(s) ($)	Securities Underlying Options/SARs (#) (2)	LTIP Payouts ($)	All Other Compensation ($) (3)
Eric G. Wintemute	2005	461,735	300,000	—		—	—	—	10,500
President and Chief	2004	446,649	206,000	—		—	—	—	6,880
Executive Officer	2003	451,293	169,000	—		—	75,000	—	6,140

James A. Barry	2005	205,122	110,000	—		—	—	—	10,500
Sr. V.P., CFO &	2004	190,159	65,000	—		—	—	—	6,880
Secretary/Treasurer	2003	176,242	50,000	—		—	22,000	—	5,563

Glen D. Johnson	2005	227,775	125,000	—		—	140	—	10,500
Sr. Vice President of	2004	219,109	100,000	—		—	—	—	4,013
AMVAC	2003	210,966	75,000	—		—	15,000	—	2,515

Christopher K. Hildreth	2005	238,069	100,000	—		—	—	—	10,500
Sr. Vice President of	2004	229,150	60,000	—		—	—	—	6,348
AMVAC (4)	2003	199,778	—	23,100	(5)	—	30,000	—	3,434

Robert F. Gilbane	2005	214,322	75,000	—		—	350	—	10,500
President of	2004	205,242	50,000	—		—	—	—	8,167
GemChem	2003	197,242	40,000	—		—	10,000	—	6,140

(1)	No executive officer enjoys perquisites that exceed the lesser of $50,000 or 10% of the aggregate of such officer’s salary and bonus.
(2)	Represents options to purchase the Company’s Common Stock granted pursuant to the Company’s 1994 Stock Incentive Plan. These numbers represent original figures, which have not been adjusted for stock splits and stock dividends.
(3)	These amounts represent the Company’s contribution to the Company’s Retirement Savings Plan, a qualified plan under Internal Revenue Code Section 401(k).

(4)	Mr. Hildreth joined AMVAC as Senior Vice President in February, 2003.
(5)	This figure represents the aggregate one-time relocation expenses reimbursed to Mr. Hildreth pursuant to the terms of his employment agreement with AMVAC.

Employee Contracts, Termination of Employment and Change of Control Arrangements

The Company and Eric G. Wintemute entered into a written employment agreement, dated as of January 15, 2003, pursuant to which Mr. Wintemute serves as the Company’s President and Chief Executive Officer. Mr. Wintemute’s annual base compensation is $435,000, with annual increases based on a percentage increase in the Consumer Price Index. Mr. Wintemute may receive a bonus in an amount as determined by the Board based on his performance against reasonable qualitative and quantitative benchmarks as determined by the Board. The agreement also provides Mr. Wintemute with certain additional benefits which are customary for executives at this level in the industry, including a car allowance of $1,500 per month and reimbursement of up to $25,000 for certain expenses. Mr. Wintemute’s agreement expires on December 31, 2007, provided that his employment may be earlier terminated for cause, disability or death. If the Company terminates Mr. Wintemute’s employment without cause and not due to disability or death, the Company shall pay to Mr. Wintemute an amount equal to his current annual base salary or his base salary due for the remainder of the term of the agreement, whichever is higher. If Mr. Wintemute dies during the term of the agreement, the Company will pay his designated beneficiary any amounts (including salary) and continue any benefits due to Mr. Wintemute under the agreement for 12 months after his death.

AMVAC and Christopher K. Hildreth entered into a written employment agreement, dated as of February 3, 2003, pursuant to which Mr. Hildreth serves as a Senior Vice President, Director of Sales for AMVAC. Mr. Hildreth’s beginning annual base salary is $220,000, with such increases as may be approved by the Board in its sole discretion. Mr. Hildreth may also receive a bonus as may be approved by the Board in its sole discretion. Subject to the terms of the Company’s 1994 Stock Incentive Plan (as amended) and a stock option agreement, the Company granted Mr. Hildreth options to acquire 30,000 shares of the Company’s Common Stock. The agreement also provides Mr. Hildreth with certain additional benefits which are customary for executives at this level in the industry, including a car allowance of $1,150 per month. Mr. Hildreth’s agreement expired on February 3, 2006, provided that his employment may have been terminated earlier for cause, disability or death. If the Company terminates Mr. Hildreth’s employment without cause or for any or no reason, the Company shall pay to Mr. Hildreth an amount equal to his current annual base salary if such termination occurs during the first year of employment or $50,000 if such termination occurs during the second or the third year of employment. In addition, the Company agreed to reimburse Mr. Hildreth for certain reasonable expenses actually incurred by him in connection with his relocation to Southern California, including (i) brokerage commissions up to 7% related to the sale of his home and (ii) moving costs up to $25,000.

The Company entered into a written change of control severance agreement with each of its named executive officers. If the executive’s employment is terminated under specified conditions, the agreement provides the executive with certain benefits, namely (i) lump-sum payment of two times the executive’s base salary, (ii) medical benefits for a period of two years after termination, (iii) outplacement service, and (iv) accelerated vesting of options or other rights to acquire the Company’s securities. The benefits provided under the agreement are in addition to other benefits that the executive has or may have in the future as provided by the Company. The agreement has a term of five years.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Board currently consists of Messrs. Carl R. Soderlind, John B. Miles and Lawrence S. Clark. (Mr. Clark was appointed to the Compensation Committee on February 6, 2006, replacing the vacancy created through the departure of Mr. Jay R. Harris.) The executive compensation philosophy of the Company is aimed at (i) attracting and retaining qualified executives; (ii) motivating performance to achieve specific strategic objectives of the Company; and (iii) aligning the interest of senior management with the long-term interest of the Company’s shareholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

John B. Miles, a current member of the Board and the Compensation Committee and the current chairperson of the Nominating and Corporate Governance Committee, is a partner in the law firm of McDermott Will & Emery LLP, which provides legal services to the Company.

OPTION GRANTS IN 2005

	Number of Securities Underlying Options/SARs Granted (1)(3)		% of Total Options/SARs Granted to Employees in Fiscal Year		Exercise or Base Price ($/Share) (1)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term (4)
Name							5%($)	10%($)
Glen D. Johnson	140	(2)	—	(5)	19.65	09/12/12	1,120	2,610
Robert F. Gilbane	350	(2)	—	(5)	19.65	09/12/12	2,800	6,525

(1)	Original figures; not adjusted for stock dividends and splits.
(2)	Exercisable in full on the date of grant.
(3)	Options were granted pursuant to the terms and condition of the American Vanguard Corporation 1994 Stock Incentive Plan (as amended and restated).
(4)	Represents the calculations at assumed 5% and 10% appreciation rates as prescribed by the rules and regulations of the SEC. Such calculations are not intended to forecast future appreciation, if any, and do not necessarily reflect the actual value, if any, that may be realized. The actual value of such options, if any, would be realized only upon the exercise of such options and depends upon the future performance of the Common Stock. No assurance can be made that the amounts reflected in these columns will be achieved. The potential realizable value was computed as the difference between the appreciated value (at the end of the term of the options) of the Common Stock into which the listed options are exercisable and the aggregate exercise price of such options. The calculations assume annual compounding and continued retention of the options and the underlying Common Stock by the optionee for the full option term.
(5)	Less than 1%.

OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

The following table shows, with respect to the named executive officers, the number of shares covered by both exercisable and non-exercisable stock options (after giving effect for a 4 for 3 split distributed in April 2006) as of December 31, 2005, with respect to options to purchase Common Stock of American Vanguard Corporation. Also reported are the values for “in-the-money” options which represent the positive spread between the exercise price of any such existing stock options and the year-end closing price of the Common Stock. The closing price of the Common Stock on December 31, 2005, the last trading day of American Vanguard’s fiscal year, was $17.625 per share (after giving effect for a 4 for 3 split distributed in April 2006).

AGGREGATED OPTION/SAR EXERCISES IN 2005

AND FY-END OPTION/SAR VALUES

(a)	(b)	(c)	(d)	(e)
	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at Fy-End (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options/SARs at Fy-End ($) Exercisable/ Unexercisable
Eric G. Wintemute	—	—	270,000/180,000	3,766,500/2,511,000
James A. Barry	—	—	116,000/76,000	1,660,350/975,150
Glen D. Johnson	—	—	24,186/36,000	229,139/342,900
Christopher K. Hildreth	—	—	120,000/60,000	1,688,850/844,425
Robert F. Gilbane	—	—	80,466/40,000	1,168,948/482,400

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee sets and administers the policies which govern annual and long-term executive compensation. The Committee is responsible for the design and implementation of salary and incentive programs for executive officers and other key officers/employees/personnel which are consistent with American Vanguard’s overall compensation philosophy. Key elements of that philosophy include:

•	Attract and retain quality talent, which is critical to both the short-term and long-term success of the Company.

•	Assuring that total compensation levels are competitive with those at peer companies and are commensurate with relative stockholder returns and the Company’s financial performance.

•	Focusing executives on the financial objectives that support total stockholder returns.

•	Emphasizing long-term financial performance and sustained market value creation vs. short-term gains.

Executive officers of the Company are paid salaries in line with their responsibilities. The salaries (short-term cash compensation) are set in an attempt to pay such officers competitively. With respect to long-term incentive compensation, upon the Committee’s recommendation, the Board adopted, and the stockholders approved, the Company’s 1994 Stock Incentive Plan (as amended) at the 2005 Annual Meeting. (the “Plan”), which is designed to link such officers’ and other key employees’ long-term financial interests to those of the stockholders. The Committee expects to consider future various cash incentive compensation programs specifically tied to Company performance for the employees as a potential method of rewarding the achievement of specific Company performance based goals.

COMPENSATION COMMITTEE

Carl R. Soderlind, Chair

John B. Miles

Lawrence S. Clark

March 10, 2006

STOCK PERFORMANCE GRAPH

The following graph presents a comparison of the cumulative, five-year total return for the Company, the S&P 500 Stock Index, and a peer group selected by Value Line (Chemical—Specialty Industry). The graph assumes that the beginning values of the investments in the Company, the S&P 500 Stock Index, and the peer group of companies each was $100. All calculations assume reinvestment of dividends. Returns over the indicated period should not be considered indicative of future returns.

PROPOSAL 2—RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of American Vanguard Corporation appointed and the stockholders ratified BDO Seidman, LLP (“BDO”) as the Company’s independent registered public accounting firm for the year ended December 31, 2005

BDO has served as independent accountants of the Company continuously since 1991. It is believed that its knowledge of the Company’s business gained through this period of service is valuable.

Aggregate fees for professional services rendered to the Company by BDO for the years ended December 31, 2005 and 2004, were (in thousands):

	2005	2004
Audit	$474	$303
Audit related	—	—
Tax	135	94

	$609	$397

Audit fees for 2005 and 2004 were for professional services rendered for the audits of the consolidated financial statements of the Company including the audit of management’s assessment of internal controls under Section 404 of the Sarbane’s Oxley Act, timely reviews of quarterly financial statements, consents, income tax provision procedures, and assistance with review of documents filed with the SEC.

Audit Related fees, if any, would primarily relate to assurance services, accounting consultations in connection with acquisitions, and consultations concerning financial accounting and reporting standards.

Tax fees for 2005 and 2004 were for services related to tax compliance, including the preparation of tax returns and claims for refund, and tax planning and tax advice, including assistance with and representation in tax audits, advice related to acquisitions, and requests for technical advice from tax authorities.

Representatives of BDO are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

REQUIRED VOTE AND RECOMMENDATION

The affirmative vote of holders of a majority of the shares of Common Stock represented and entitled to vote at the meeting is required to ratify the appointment of BDO Seidman, LLP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING RESOLUTION:

RESOLVED: That the action of the Audit Committee in employing BDO Seidman, LLP as independent accountants for the year 2006 to perform the functions assigned to them hereby is ratified.

COMMUNICATIONS

Communications to the Board

All communications to the Board or any individual director must be in written and addressed to them c/o American Vanguard Corporation, Attn: Corporate Secretary, 4695 MacArthur Boulevard, Suite 1250, Newport Beach, California 92660.

Proposals for Submission at Next Annual Meeting

Any stockholder who intends to present a proposal at the Company’s 2007 Annual Meeting of Stockholders must send the proposal to: American Vanguard Corporation, Attn: Corporate Secretary, 4695 MacArthur Boulevard, Suite 1250, Newport Beach, California 92660.

If the stockholder intends to present the proposal at the Company’s 2007 Annual Meeting of Stockholders and have it included in the Company’s proxy materials for that meeting, the proposal must be received by the Company no later than January 12, 2007 and must comply with the requirements of the Exchange Act.

If the stockholder intends to present a proposal at the 2007 Annual Meeting of Stockholders, without inclusion of such proposal in the Company’s proxy materials, the proposal must be received by the Company no earlier than December 31, 2006 and no later than January 12, 2007, and must (i) present a proper matter for stockholder action under the Delaware General Corporation Law, (ii) comply with the requirements of the Company’s Certificate of Incorporation and Bylaws, each as amended and restated, and (iii) comply with the requirements of the Exchange Act.

Stockholder Nomination of Directors

The Nominating and Corporate Governance Committee of the Board will consider nominees to the Board recommended by stockholders who comply with the following procedures. In order for a stockholder to nominate a candidate for director at the 2007 Annual Meeting of Stockholders, timely notice of the nomination must be given in writing as follows: American Vanguard Corporation, Attn: Chairperson of the Nominating and Corporate Governance Committee, 4695 MacArthur Boulevard, Suite 1250, Newport Beach, California 92660. The committee will consider nominees to the Board of Directors recommended by stockholders who comply with procedures established by the committee as follows:

•	In order for a stockholder to nominate a candidate for director, timely notice of the nomination must be given in writing to the Chair of the committee. To be timely, such notice must be received at the principal executive offices of the corporation not less than ninety (90) days prior to any meeting of stockholders called for the election of directors.

•	Any notice of nomination must include (i) the stockholder’s name, address and number of shares of the corporation owned by such stockholder; (ii) the name, age, business address, residence address, and principal occupation of the nominee; (iii) the number of shares of the corporation beneficially owned by the nominee; (iv) information that would be required to be disclosed in the solicitation of proxies for election of directors under the federal securities laws; (v) information as to whether the nominee can understand basic financial statements; and (vi) information as to the nominee’s other board memberships (if any). The stockholder must also submit with such notice the nominee’s written consent to be elected and to serve on the Board of Directors.

•	The committee may require any nominee to furnish any other information, within reason, that may be needed to determine the eligibility of the nominee.

In considering candidates for the Board of Directors, the committee selects from candidates that exhibit a proven track record of relevant skills and characteristics in the context of the current makeup of the Board. The assessment includes a review of the candidate’s (i) understanding of the Company’s industry, (ii) experience as a member of senior management in this industry, (iii) experience as a member of the board of directors of a publicly-traded company, and (iv) acumen and experience in strategic planning, corporate finance, and mergers and acquisitions—all in the context of the perceived needs of the Board at that point in time.

ANNUAL REPORT ON FORM 10-K

Upon request, the Company will provide without charge to any beneficial owner of its Common Stock, a copy of its Annual Report on Form 10-K, excluding exhibits but including financial schedules (if applicable), filed with the SEC with respect to the year ended December 31, 2005. Requests are to be made to the attention of the Chief Financial Officer, American Vanguard Corporation, 2110 Davie Avenue, Commerce, California 90040.

OTHER MATTERS

The Company’s Annual Report for the year ended December 31, 2005, accompanies this Proxy Statement but shall not be deemed incorporated herein. The Board of Directors does not know of any matter to be acted upon at the Annual Meeting other than the matters described herein. If any other matter properly comes before the Annual Meeting, the holders of the proxies will vote thereon in accordance with their best judgment.

By Order of the Board of Directors

James A. Barry
Senior Vice President, Chief Financial Officer
Treasurer and Secretary

Dated:    May 12, 2006

ANNUAL MEETING OF SHAREHOLDERS OF

AMERICAN VANGUARD CORPORATION

June 8, 2006

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 and 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

			FOR	AGAINST	ABSTAIN
1. To elect seven directors for the ensuing year:		2. Ratify the appointment of BDO	☐	☐	☐
Seidman, LLP as independent auditors
for the year ended December 31, 2006

NOMINEES:
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	☐ Lawrence S. Clark ☐ Herbert A. Kraft ☐ John B. Miles ☐ Carl R. Soderlind ☐ Irving J. Thau ☐ Eric G. Wintemute ☐ Glenn A. Wintemute

3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

PLEASE VOTE, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE.

			☐	☐	☐
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

AMERICAN VANGUARD CORPORATION

4695 MacArthur Court, Suite 1250

Newport Beach, California 92660

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The Undersigned hereby appoints ERIC G. WINTEMUTE and JAMES A. BARRY as Proxies, each with the power to appoint his substitute, and authorizes them to represent and to vote as designated on the reverse, all the shares of common stock of American Vanguard Corporation held of record by the Undersigned on May 5, 2006, at the Annual Meeting of Shareholders, to be held at the Fairmont Hotel, 4500 MacArthur Boulevard, Newport Beach, California, on June 8, 2006, or at any adjournment thereof.

(Continued and to be signed on the reverse side)